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                                                                    EXHIBIT 10.3



                                    AGREEMENT



         Agreement dated July 2, 1998 between U.S. Can Corporation, a Delaware corporation (the "Company") and William J. Smith ("Smith").

         1. Smith hereby resigns as a director of the Company and its subsidiary, effective July 6, 1998.

         2. Smith relinquishes all of his rights under the Stockholders Agreement dated March 15, 1993, between the Company and certain stockholders including Smith.

         3. Smith relinquishes all rights under his Restricted Stock Agreement dated February 20, 1997 with the Company, except the right to receive 33,333 shares of the Company's common stock pursuant to that agreement if the NYSE average closing price for the Company's common stock equals or exceeds $20.00 per share for any consecutive 90 day period from February 20, 1998 through February 19, 1999.

         4. The Company and Smith confirm that they will continue to be governed by (a) Smith's Employment Agreement with the Company dated March 26, 1993 to the extent that it applies to the period after Smith's Term of Employment terminates, as defined therein; and (b) Smith's Supplemental Benefit Agreement with the Company dated February 27, 1992, and that the Company has no other post-employment or retirement obligations to Smith, except as stated in this Agreement. By way of clarification, the





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Company confirms that Smith shall receive the balance in his SRAP account
($520,000) on July 7, 1998.

         5. If before July 1, 1998, Smith's personal physician gives the Company a customary notice of Smith's proposed knee replacement surgery, which is to take place in July, 1998, the Company shall contribute to Smith's medical expenses arising from the surgery and related rehabilitation in accordance with the provisions of the Company's Health Plan for salaried employees.

         6. The Company will lease its condominium apartment to Smith for (3) months beginning July 1, 1998 at a fair market rental rate. At the end of the rental period, Smith shall either purchase the apartment at its fair market value, or vacate it. In the event that Smith and the Company fail to agree on the fair market rental rate or fair market value of the property, those amounts shall be determined by an authorized agent of Sudler and Company.

         7. The Company shall not object to Smith providing consulting services to Daiwa Can Company after July 6, 1998, notwithstanding Section 11 of Smith's Employment Agreement, provided that Smith continues to comply with the provisions of paragraph 12 of his Employment Agreement regarding confidentiality.

         8. Smith and the Company shall keep the terms of this agreement confidential except to the extent that disclosure of any matter is required under law.





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         9. Neither the Company nor Smith shall make any statements to any employees, officer or director of the Company or any persons outside the Company that would demean or damage the reputation of the Company, Smith or any of its directors, officers or employees.

         10. The Company and Smith mutually covenant and agree not to sue each other with respect to the specific claims described below("Specified Claims"); provided that this agreement shall not be interpreted to foreclose a stockholder of the Company from attempting to prosecute a derivative action in the name of the Company; provided further that in the event such a derivative suit is brought, the Company shall take the position before the trial court that it is not in the best interest of the Company that such suit be allowed to proceed.

         11. As used in paragraph 10, "Specified Claims" shall include only the following: (a) claims relating to the propriety of Company payments for Steven Smith's medical expenses; (b) claims relating to the propriety of William Smith, Jr.'s Separation Agreement dated February 13, 1997; and (c) claims relating to the propriety of monthly Company payments to Syracuse University. Nothing in this agreement shall be construed as an admission by Smith or the Company that any Specified Claim has, or does not have, merit.



                                                     U. S. Can Corporation



                                                     By:/s/ Paul W. Jones
                                                        ------------------------
                                                        President





                                                     /s/ William J. Smith
                                                        ------------------------
                                                        William J. Smith





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